COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of November 27, 2024, is by and among Franklin Street Properties Corp., a Maryland corporation (the “Company”), Converium Capital Inc., a Canadian corporation, Converium Capital Master Fund LP, a Cayman limited partnership and Converium PGEQ Multi-Strategy Fund L.P., a Quebec limited partnership (collectively, “Converium”), and Erez REIT Opportunities LP, a Delaware limited partnership and Erez Asset Management LLC, a Delaware limited liability company (collectively, “Erez” and together with Converium, the “Stockholder Parties”), with respect to the matters set forth below. In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Stockholder Parties, intending to be legally bound agree as follows:

1.       Board of Directors.

(a)       Size of Board. As promptly as practicable following the execution of this Agreement (and in any event, within seven (7) business days after the date hereof), the Board of Directors of the Company (the “Board”) shall fix the size of the Board at eight (8) directors. The Company agrees that, during the Cooperation Period, the number of directors of the Company constituting the Board shall not exceed eight (8), including the New Director or any Replacement Director (as defined below).

(b)       Director Appointments.

(i)       As promptly as practicable following the execution of this Agreement (and in any event, within seven (7) business days after the date hereof), the Board shall take all action necessary to appoint Bruce Schanzer (the “New Director”) as a member of the Board with an initial term expiring at the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”), which addition the parties acknowledge and agree that the Board may implement by filling the director vacancy created by the Board expanding its size. The Board shall include the New Director as a nominee for the Board in the Company’s proxy statement for the 2025 Annual Meeting as a member of the Company’s slate of nominees (which such slate shall not exceed eight (8) nominees) and shall recommend and solicit proxies for and use its commercially reasonable efforts (in a manner substantially consistent with the manner in which the Company supports its other nominees) to obtain the election of the New Director at the 2025 Annual Meeting.

(ii)       Subject to Section 1(a), if the Board determines to nominate or appoint a new director to the Board (an “Additional Director”) during the Cooperation Period (other than a Replacement Director (as defined below)), then, with respect to the first such Additional Director, the Board shall consider in good faith (including by interviewing) up to two (2) candidates recommended by Converium who (i) are Independent, (ii) satisfy the eligibility requirements set out in the Organizational Documents and (iii) satisfy any Board membership requirements set forth in the Company’s corporate governance guidelines, which candidates (along with any other candidates identified by the Board) will be reviewed by the Board in the exercise of its fiduciary duties in accordance with the Board’s ordinary screening process for independent directors.

(c)       New Director Information. The Stockholder Parties acknowledge that, prior to the appointment of the New Director to the Board and prior to the nomination of the New Director for election at the 2025 Annual Meeting, the New Director must provide (i) any information the Company reasonably requests in connection with such appointment or nomination, including completion of the Company’s D&O questionnaire and other customary onboarding documentation and an executed consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected at the 2025 Annual Meeting, in each case, as provided by the Company (for the avoidance of doubt, the Company hereby agrees to provide all such information during the Cooperation Period to the New Director no later than the date on which such information is provided to the Company’s other non-management directors), (ii) information requested by the Company that is required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company or any of its Affiliates, (iii) information reasonably requested by the Company in connection with assessing the New Director’s eligibility to serve on the Board and independence, (iv) such written consents reasonably requested by the Company for the conduct of the Company’s vetting procedures generally applicable to non-management directors of the Company and the execution of any documents required by the Company of non-management directors of the Company to assure compliance with the matters referenced in Section 1(g), (v) a Resignation Letter (as defined below) and (vi) such other information reasonably requested by the Company, including such information as is necessary or appropriate for the Company or its agents to perform a background check in the manner generally performed for non-management directors of the Company, including an executed consent to such background check.

(d)       New Director Replacements. If the New Director appointed or elected pursuant to Section 1(a) resigns, refuses, is unable to serve or fulfill his duties as a director, or ceases to serve as a director for any reason, in each case during the Cooperation Period and at such time Converium (together with its Affiliates) has aggregate beneficial ownership of the shares of the Company’s common stock, par value $.0001 per share (“Company Common Shares”) equivalent to a “net long position” of at least three percent (3%) of the then outstanding Company Common Shares, the Company and Converium shall cooperate to identify and mutually agree upon a replacement director candidate who is not an Affiliate of the Stockholder Parties (a “Replacement Director”). In the event the Board does not approve a person recommended by Converium as the Replacement Director, Converium shall have the right to continue to recommend substitute persons until the Board appoints such a Replacement Director. The Board shall take all actions necessary to promptly appoint such Replacement Director as a director of the Company and as a member of each committee on which the replaced New Director served until the expiration of the Cooperation Period; provided, that the Replacement Director is eligible to serve on such committee under the applicable rules and regulations of the NYSE American and the SEC and the applicable committee’s charter as in effect on the date hereof. Effective upon the appointment of a Replacement Director to the Board, such Replacement Director will be considered a New Director for all purposes of this Agreement from and after such appointment. It is a condition of such appointment that, prior to the appointment of the Replacement Director pursuant to this Section 1(d), the Board and all applicable committees thereof have determined that such Replacement New Director (A) qualifies as an “independent director” under the applicable rules of the NYSE American and the rules and regulations of the SEC and (B) satisfies the Company’s guidelines and policies with respect to service on the Board applicable to all non-management directors (including the requirements set forth in Section 1(g) hereof) (the “Conditions”).

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(e)       New Director Agreements, Arrangements and Understandings. Each Stockholder Party agrees that neither they nor any of their respective Affiliates (i) has paid or will pay any compensation to the New Director in connection with such person’s service on the Board or any committee thereof or (ii) has or will have any agreement, arrangement, or understanding, written or oral, with the New Director regarding such person’s service or actions on the Board or any committee thereof. Each Stockholder Party further represents and warrants that they are not a party to any written agreement, arrangement, or understanding with the New Director regarding the Company or the Board that has not been disclosed to the Company.

(f)       Committee Appointments. Effective upon the appointment of the New Director to the Board, the Board shall take all actions necessary to appoint the New Director to the Audit Committee of the Board. In addition, effective no later than June 1, 2025, the Board shall take all actions necessary to appoint the New Director to the Compensation Committee of the Board. The Company shall not, prior to the expiration of the Cooperation Period, remove the New Director from either such committee (as applicable) unless the New Director ceases to be eligible to serve on such committee under the applicable rules and regulations of the NYSE American and the SEC and the applicable committee’s charter as in effect on the date hereof. The Company represents that as of the date hereof there are no committees of the Board other than the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board, and the Board agrees to appoint (and not remove) the New Director to any new committee of the Board created during the Cooperation Period; provided that (i) the New Director is eligible to serve on such committee under the applicable rules and regulations of the NYSE American and other applicable law and (ii) the foregoing shall not apply to (x) any committee formed to address any conflict of interest between the Company and its subsidiaries, on the one hand, and the New Director and his Affiliates, on the other hand, including any committee formed to enforce the obligations of the Stockholder Parties under this Agreement or (y) any committee formed to evaluate a transaction in which any Stockholder Party or the New Director (or any Replacement Director) has a conflict of interest.

(g)       Company Policies. The parties hereto acknowledge that the New Director and any Replacement Director, upon election or appointment to the Board, as applicable, will be subject to the same protections and obligations as other non-management directors of the Company regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading and disclosure, director resignation, and other governance guidelines and policies of the Company, including the Company’s Articles of Incorporation, as amended, and the Company’s Amended and Restated Bylaws (collectively, the “Organizational Documents”) and the Company’s Corporate Governance Guidelines, and shall have the same rights and benefits, including, without limitation, with respect to insurance, indemnification, compensation and fees, preparation and filing with the SEC, at the Company’s expense, of any Forms 3, 4 and 5 under Section 16 of the Exchange Act, as are applicable to all non-management directors of the Company. The Company represents and warrants that all Company policies currently in effect and applicable to non-management directors of the Company are publicly available on the Company’s website or have been provided to the Stockholder Parties or their counsel. Each Stockholder Party understands and acknowledges that the Company’s Code of Business Conduct and Ethics and Insider Trading Policy require directors to maintain the confidentiality of Board and committee deliberations and proceedings as well as any information received in connection with their service as a director and prohibit the disclosure of material nonpublic information and other proprietary information to third parties without prior authorization and/or clearance. Subject to and without limiting the effect of the immediately preceding sentence, the Company agrees that no Company policy during the Cooperation Period will otherwise prohibit any director (including the New Director) from communicating with any of the Stockholder Parties or their respective Restricted Persons (as defined below) (without any requirement for prior authorization and/or clearance).

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(h)       Termination. The Company’s obligations under this Section 1 shall terminate upon any material breach of this Agreement (including Section 2) by any Stockholder Party or other Restricted Person acting on behalf of a Stockholder Party upon five (5) business days’ written notice by the Company to the Stockholder Parties if such breach has not been cured within such five (5) business days’ notice period (or immediately upon receipt of such notice if such breach is incapable of being cured); provided, that the Company (i) specifies in such written notice, in reasonable detail, the material breach upon which it is relying to terminate its obligations to such Stockholder Party under this Section 1 and (ii) is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period.

2.       Cooperation.

(a)       Non-Disparagement. Each of the Stockholder Parties and the Company agrees that, from the date of this Agreement until the Termination Date (such period, the “Cooperation Period”), the Company and each Stockholder Party shall refrain from making, and shall cause its respective Affiliates and its and their respective principals, directors, trustees, members, general partners, officers and employees (collectively, “Covered Persons”) not to make or cause to be made any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (i) in the case of any such statements or announcements by any of the Stockholder Parties or their respective Covered Persons: the Company and its Affiliates or any of its or their respective current or former Covered Persons, and (ii) in the case of any such statements or announcements by the Company or its Covered Persons: the Stockholder Parties and their respective Affiliates or any of its or their respective current or former Covered Persons, in each case, including (x) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC (as defined below) or any other governmental or regulatory authority, (y) in any press release or other publicly available format and (z) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication). The foregoing shall not (A) restrict the ability of any person to comply with any subpoena, legal requirement, or other legal process or to respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder, (B) apply to any private communications among the Stockholder Parties and their respective Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the one hand, and among the Company and its Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the other hand, (C) apply to any private communications among Converium and its respective Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the one hand, and Erez and its respective Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the other hand, (D) restrict the ability of any of the Stockholder Parties or their respective Covered Persons from sharing its respective investment thesis to bona fide existing and prospective investors in a manner that is factual and truthful, so long as such statements are not intended to in any way disparage the Company or its Covered Persons or otherwise intended circumvent this Section 2(a) or Section 2(c), or (E) prohibit any party from reporting what it reasonably believes to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

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(b)       Voting. During the Cooperation Period, each Stockholder Party, severally, and not jointly, will cause all of the outstanding Company Common Shares that such Stockholder Party or any of its respective Affiliates has the right to vote (or to direct the vote) as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof, or to consent in connection with any action by written consent in lieu of a meeting, in favor of each director on the Board as of the date hereof, the New Director and the Additional Director (if any) who is nominated and recommended by the Board for election at any future annual meeting of the Company’s stockholders and, if applicable, any other meeting of stockholders of the Company during the Cooperation Period, and against any proposals or resolutions to remove any member of the Board as of the date hereof, the New Director or the Additional Director (if any).

(c)       Standstill. During the Cooperation Period, each of Converium and Erez will not, and will cause its respective Affiliates and its and their respective Covered Persons and Representatives acting on their behalf (collectively with the Stockholder Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent, invitation, or authorization of or by the Company or the Board:

(i)            acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party (as defined below) in the acquisition of record or beneficial ownership of any Voting Securities (as defined below), or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result, if consummated, in such Stockholder Party (solely together with its Affiliates) having aggregate beneficial ownership of, or aggregate economic or voting exposure to, more than 7.5% of the Company Common Shares outstanding at such time; provided that under no circumstance shall any Restricted Person exceed the ownership limitations set forth in and determined pursuant to Section 2 of the Company’s Articles of Incorporation, as amended;

(ii)       (A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders or action by written consent (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign) the removal of any member of the Board or (E) conduct a referendum of stockholders of the Company;

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(iii)       make any request for any stockholder list or similar materials or other books and records of the Company or any of its subsidiaries, whether pursuant to Sections 2-512 and 2-513 of the Maryland General Corporation Law or any other statutory or regulatory provisions providing for stockholder access to books and records of the Company or its Affiliates;

(iv)       engage in any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act (as defined below) but without giving effect to any of the exclusions from such definition under SEC rules, including without limitation the exclusion relating to solicitations of ten (10) or fewer stockholders) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(v)       make or submit to the Company or any of its Affiliates any proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”) either publicly or in a manner that would reasonably require public disclosure by the Company or any of the Stockholder Parties (it being understood that the foregoing shall not restrict the Restricted Persons from electing in their own discretion to tender or not tender shares, seeking and exercising statutory appraisal rights, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company);

(vi)       disclose, other than as is consistent with the Board’s recommendation in connection with such matter, to any Third Party, either publicly or in a manner that would reasonably be expected to result in or require public disclosure, its voting or consent intentions or votes as to matters submitted to a stockholder vote during the Cooperation Period (it being understood that instructing Third Parties to implement such votes or consents in a ministerial manner in accordance with this Agreement would not be a violation of this provision);

(vii)       knowingly seek to advise, encourage or influence any Third Party, other than as is consistent with the Board’s recommendation on such matter, with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company;

(viii)       take any action in support of or make any proposal, announcement or request, either publicly or in a manner that would reasonably be expected to result in or require public disclosure, with respect to, (A) any change in the number, term or identity of directors of the Company or the filling of any vacancies on the Board other than as provided under Section 1, (B) any change in the business, capitalization, capital allocation policy or dividend policy of the Company, (C) any other change to the Board or the Company’s management or corporate or governance structure, (D) any waiver, amendment or modification to the Organizational Documents, (E) causing the Company Common Shares to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

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(ix)       knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person (A) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote, any Voting Securities, or (B) in conducting any type of referendum relating to the Company (including for the avoidance of doubt with respect to the Company’s management or the Board) (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Agreement);

(x)       form, join, or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any Voting Securities, other than solely with the Stockholder Parties and the respective Affiliates of the Stockholder Parties with respect to Voting Securities now or hereafter owned by them;

(xi)       enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely with the Stockholder Parties and the respective Affiliates of the Stockholder Parties or (C) granting proxies in solicitations approved by the Board;

(xii)       sell, offer, or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Company Common Shares held by a Restricted Person to any Third Party;

(xiii)       institute, solicit or join, as a party, or knowingly assist, any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions) in their capacities as such; provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 10, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing or participating in bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights or (E) responding to or complying with validly issued legal process;

(xiv)       enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c); or

(xv)       make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal by the Company or any of the Restricted Persons.

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The restrictions in this Section 2 shall terminate automatically upon the earliest of the following: (i) any material breach of this Agreement by the Company (including, without limitation, a failure to appoint the New Director (or any Replacement Director) to the Board, the Audit Committee or the Compensation Committee in accordance with Section 1 or a failure to issue the Press Release in accordance with Section 3) upon five (5) business days’ written notice by any of the Stockholder Parties to the Company if such breach has not been cured within such notice period (or immediately upon receipt of such notice if such breach is incapable of being cured), provided that the Stockholder Party (A) specifies in such written notice, in reasonable detail, the material breach on which they are relying to terminate its obligations under this Section 2 and (B) the Stockholder Parties are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (ii) the Company’s entry into a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company and (iii) the commencement of any tender or exchange offer (by any person or group other than the Stockholder Parties or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its stockholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act in response to the commencement of any tender or exchange offer).

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including, but not limited to, the restrictions in this Section 2(c)) will prohibit or restrict any of the Restricted Persons from (A) making any factual statement to comply with any subpoena or other legal process or to respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person), (B) making any public or private statement or announcement with respect to an Extraordinary Transaction that is publicly announced by the Company or by a Third Party that is party to an agreement with the Company with respect to such Extraordinary Transaction, (C) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (D) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company, (E) providing its views privately to the Board or management regarding any matter, or privately requesting a waiver of any provision of this Agreement, as long as such private communications or requests would not reasonably be expected to require public disclosure of such communications or requests by the Company or any of the Restricted Persons or (F) taking actions in furtherance of identifying Additional Director or Replacement Director candidates in accordance with this Agreement (including Section 1(b)(ii)) so long as such actions are undertaken on a confidential basis. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the New Director in his exercise of his fiduciary duties.

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3.       Public Announcement. Not later than 5:30 p.m. E.T. on November 27, 2024, the Company and the Stockholder Parties shall announce this Agreement by means of a mutually agreed press release, which such press release is attached hereto as Exhibit B (the “Press Release”). During the Cooperation Period, neither the Company nor any Stockholder Party shall make or cause to be made any public announcement or statement with respect to the subject matter of this Agreement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party. Each of the Stockholder Parties acknowledges and agrees that the Company will file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K (the “Form 8-K”) within four (4) business days of the execution of this Agreement. The Company acknowledges and agrees that the Stockholder Parties will report, in accordance with the requirements of Schedule 13D, the entry into this Agreement and may include a copy of this Agreement and amend, restate, supplement or otherwise modify all applicable items to conform to their obligations hereunder as an amendment to the Schedule 13D (the “13D Amendment”) filed by the Stockholder Parties within two (2) business days of the execution of this Agreement but in no case prior to the issuance of the Press Release. The Form 8-K and the 13D Amendment shall each be consistent with the Press Release and the terms of this Agreement. The Stockholder Parties shall provide the Company and its Representatives with a copy of the 13D Amendment prior to its filing with the SEC and shall consider in good faith any timely comments of the Company and its Representatives, and the Company shall provide the Stockholder Parties with a copy of the Form 8-K prior to its filing with the SEC and shall consider in good faith any timely comments of the Stockholder Parties and their respective Representatives.

4.       Representations and Warranties of the Company. The Company represents and warrants to the Stockholder Parties as follows: (a) the Company has the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by the Stockholder Parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery, and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, the Organizational Documents or any material agreement, contract, commitment, understanding, or arrangement to which the Company is a party or by which it is bound; and (d) the Company has not received prior to the date hereof any director nomination stockholder notice with respect to the 2025 Annual Meeting in accordance with the Organizational Documents.

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5.       Representations and Warranties of the Stockholder Parties. Each Stockholder Party severally represents and warrants to the Company as follows: (a) such Stockholder Party has the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by such Stockholder Party, constitutes a valid and binding obligation and agreement of such Stockholder Party and, assuming the valid execution and delivery hereof by the Company, is enforceable against such Stockholder Party in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery, and performance of this Agreement by such Stockholder Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to such Stockholder Party or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which such Stockholder Party is a party or by which it is bound; (d) such Stockholder Party is the beneficial owner of the number of Company Common Shares set forth on Exhibit A as of the date of this Agreement, and the information set forth on Exhibit A with respect to the number of Company Common Shares beneficially owned by such Stockholder Party as of the date of this Agreement, any derivative or other economic arrangements in place with respect to securities of the Company, and the manner in which such Company Common Shares are held, is true, accurate and complete in all respects other than de minimis respects; and (e) to the knowledge of such Stockholder Party after reasonable inquiry, there is no legal or contractual restriction that would prohibit the New Director from serving on the Board or any committees of the Board to which the New Director will be appointed or elected pursuant to this Agreement.

6.       Definitions. For purposes of this Agreement:

(a)            the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided that none of the Company or its Affiliates or Representatives, on the one hand, and the Stockholder Parties and their respective Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to each Stockholder Party, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of such Stockholder Party or its respective Affiliates (unless such portfolio operating company is acting on behalf of or in concert with such Stockholder Party or any of its Affiliates to engage in conduct that is prohibited by this Agreement);

(b)       the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person will also be deemed to be the beneficial owner of (i) all shares of the Company’s authorized share capital which such person has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement, or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional and (B) economic exposure to through any option, warrant, convertible security, swap, hedging or other derivative instrument or agreement of any nature, and (ii) all shares of the Company’s authorized share capital which such person or any of such person’s Affiliates has or shares the right to vote or dispose;

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(c)       the term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed;

(d)       the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;

(e)       the term “Independent” means that a person (x) unless the Company otherwise consents, (i) shall not be an employee, director, general partner, manager or other agent of a Stockholder Party or of any Affiliate thereof, (ii) shall not be a limited partner, member or other investor in any Stockholder Party or any Affiliate thereof and (iii) does not have any agreement, arrangement, or understanding, written or oral, with any Stockholder Party or any Affiliate of a Stockholder Party regarding such individual’s service as a director of the Company, and (y) shall be an independent director of the Company under the Company’s corporate governance guidelines, applicable law and the rules and regulations of the SEC and the New York Stock Exchange;

(f)       the term “net long position” has the meaning given to it in Rule 14e-4 under the Exchange Act;

(g)       the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, group, association, organization, or other entity of any kind or nature;

(h)       the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, advisors and other representatives;

(i)       the term “SEC” means the U.S. Securities and Exchange Commission;

(j)       the term “Third Party” means any person that is not a party to this Agreement or a controlling or controlled (or under common control) Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement; and

(k)       the term “Voting Securities” means the Company Common Shares and any other Company securities entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided, that as pertains to any obligations of the Stockholder Parties or any Restricted Persons hereunder (including under Sections 2(b) and 2(c)), “Voting Securities” will not include any securities contained in any index fund, exchange traded fund, benchmark fund, or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company.

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7.       Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address(es) set forth below, (b) given by a nationally recognized overnight carrier, one (1) business day after being sent or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 7:

Franklin Street Properties Corp.

401 Edgewater Place, Suite 200

Wakefield, MA 01880

Attention: Scott H. Carter

Email: scarter@fspreit.com

with a copy to (which shall not constitute notice to the Company):

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Hal J. Leibowitz

Thomas S. Ward

Andrew R. Bonnes

Email: hal.leibowitz@wilmerhale.com

thomas.ward@wilmerhale.com

andrew.bonnes@wilmerhale.com

if to Converium:

Converium Capital Inc.

1250, boul. René-Lévesque O., Suite 4030

Montreal, Quebec H3B 4W8

Canada

Attention: General Counsel

Email: legal@converiumcap.com

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if to Erez:

Erez Asset Management LLC

270 North Avenue, Suite 404

New Rochelle, NY 10804

Attention: Bruce Schanzer

Email: bschanzer@erezassetmgmt.com

with a copy to (which shall not constitute notice to Converium or Erez):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Eleazer Klein

Brandon Gold

Email: eleazer.klein@srz.com

brandon.gold@srz.com

At any time, any party hereto may, by notice given in accordance with this Section 7 to the other party, provide updated information for notices hereunder.

8.       Expenses. Each party shall be responsible for its own fees and expenses incurred in connection with this Agreement and all matters related to this Agreement, except that the Company will promptly reimburse (within 12 days) the Stockholder Parties for their documented out of pocket fees and expenses (including, but not limited to, legal expenses) incurred since October 30, 2024 in connection with the subject matter of this Agreement in an amount not to exceed $100,000 in the aggregate.

9.       Specific Performance; Remedies; Venue; Waiver of Jury Trial.

(a)            The Company and the Stockholder Parties acknowledge and agree that irreparable injury to the other parties hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Stockholder Parties will each be entitled to seek the grant of an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND EACH STOCKHOLDER PARTY AGREES: (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS,

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INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF MARYLAND WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b)       The Company and each Stockholder Party (i) irrevocably and unconditionally submits to the exclusive jurisdiction of any federal or state court located in Baltimore, Maryland (the “Chosen Courts”), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Courts, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in the Chosen Courts, (iv) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the Chosen Courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

(c)       Each of the parties hereto, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party hereto shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

10.       Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement. In addition, each of the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction that will achieve, to the greatest extent possible, the original intent of the parties for any of such that is held invalid, void or unenforceable by the Chosen Courts.

11.       Termination. This Agreement will terminate upon the earlier of (x) December 31, 2025 and (y) the date that is thirty (30) calendar days prior to the last day of the Company’s non-proxy access stockholder director nomination period for the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”), as established pursuant to the Company’s Amended and Restated Bylaws (the “Termination Date”); provided that the term of this Agreement shall be extended until, and the Termination Date shall be deemed to occur upon the date that is, the earlier of (i) December 31, 2026, (ii) the date that is thirty (30) calendar days prior to the last day of the Company’s stockholder director nomination period for the Company’s 2027 annual meeting of stockholders, as established pursuant to the Company’s Amended and Restated Bylaws, or (iii) the date on which the New Director (or any Replacement Director) no longer serves on the Board, in each case only in the event that (a) the Company notifies each of the Stockholder Parties in writing at least ten days prior to the originally scheduled Termination Date that it has irrevocably offered (subject only to the acceptance of each of the Stockholder Parties) to the New Director to re-nominate such New Director at the 2026 Annual Meeting as a member of the Company’s slate of up to eight (8) nominees and recommend, support, solicit proxies for, and use its commercially reasonable efforts (in a manner substantially consistent with the manner in which the Company supports its other nominees) to obtain, the election of such New Director at the 2026 Annual Meeting, and (b) each of the Stockholder Parties agrees to such re-nomination in writing no later than the originally scheduled Termination Date. If any Stockholder Party or the New Director (or any Replacement Director) does not agree to such renomination prior to the originally scheduled Termination Date (each, a “Resignation Event”), then the New Director shall resign from the Board with immediate effect. Concurrently with the execution of this Agreement, the New Director shall execute and deliver an irrevocable resignation letter in the form attached hereto as Exhibit C (the “Resignation Letter”) providing for the resignation of the New Director contingent and with immediate effect upon a Resignation Event. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 6 to 16 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

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12.       Counterparts. This Agreement may be executed in one or more counterparts, by scanned computer image (such as .pdf) or by electronic signature through an electronic signature platform, each of which will be deemed to be an original copy of this Agreement.

13.       No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and the Stockholder Parties and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of, in the case of the Stockholder Parties, the Company, or in the case of the Company, the Stockholder Parties, and any assignment in contravention hereof will be null and void.

14.       No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof or of any breach of any other provision hereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15.       Entire Understanding; Amendment. This Agreement (together with the exhibits hereto) contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Stockholder Parties.

16.       Interpretation and Construction. Each of the Company and the Stockholder Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and the Stockholder Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement.

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Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When a reference is made in this Agreement to any Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule (other than rules promulgated by the SEC) or statute as from time to time amended, modified or supplemented. The obligations of each of the Stockholder Parties under this Agreement are several and not joint, and no Stockholder Party shall be responsible for the performance of the obligations of the other Stockholder Party (or its Restricted Persons acting on its behalf); provided, however, that this sentence shall not limit any consequences expressly imposed by any provision set forth in this Agreement, including Section 1(h).

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

CONVERIUM CAPITAL INC.

By:	/s/ Michael Rapps
Name: Michael Rapps
Title: Managing Partner

CONVERIUM CAPITAL MASTER FUND L.P.
By:	Converium Capital Inc., its investment manager

By:	/s/ Michael Rapps
Name: Michael Rapps
Title: Managing Partner

CONVERIUM PGEQ MULTI-STRATEGY FUND L.P.
By:	Converium Capital Inc., its investment advisor

By:	/s/ Michael Rapps
Name: Michael Rapps
Title: Managing Partner

EREZ REIT OPPORTUNITIES LP
By:	EROF GP LLC, its general partner

By:	/s/ Bruce Schanzer
Name: Bruce Schanzer
Title: Managing Member

EREZ ASSET MANAGEMENT LLC

By:	/s/ Bruce Schanzer
Name: Bruce Schanzer
Title: Managing Member

FRANKLIN STREET PROPERTIES CORP.

By:	/s/ George J. Carter
Name:	George J. Carter
Title:	Chief Executive Officer